Exhibit 99.1

MUTUAL RESCISSION AND RELEASE AGREEMENT

NUTRIBAND INC. AND EMI

11/09/2017

This MUTUAL RECISION AND RELEASE AGREEMENT (‘Rescission’) is made and entered into this Nov. 10, 2017 (the ‘Effective Date’) by and between Nutriband Inc. a Nevada Corporation with an address at 309 Celtic Ct., Oviedo, FL and Edgemark Innovation with an address at 1100 S. San Pedro Street, Los Angeles, CA 90015 (collectively, the ‘Parties’).

WHEREAS the parties entered into an acquisition agreement on Oct. 5, 2017 (‘Original Contract’) for 100% of the outstanding shares in Edgemark Innovation for 1,000,000 common shares of Nutriband Inc.

WHEREAS the parties acknowledged that the structure of the deal could not be achieved to certain expectations for both parties and a rescission and re-structure of the partnership between Nutriband Inc. and Edgemark Innovation was mutually beneficial.

WHEREAS the original agreement will now be Rescinded and the agreement going forward will be in respect of a mutual sales representative structure. Nutriband will be an official distributor of puRA and Edgemark will be an official distributor of Nutriband.

WHEREAS the Parties to the Original Contract and to the Rescission hereby mutually agree to rescind the Original Contract there by returning the Parties to their respective shareholding positions before the Original Contract’s date.

NOW THEREFORE, for the reasons set forth above, and in consideration of the mutual covenants of the Parties hereto, the Parties agree to as follows:

1.	The Original Contract is here bye terminated and deemed null and void as of the Effective Date and neither Party shall have any further rights or legal obligations thereunder.

2.	The Parties release and forever discharge any and all liabilities that have arisen or may arise from the Original Contract, and the Parties waive any and all claims or right to assert any claim which has arisen or may arise from the Original Contract prior to the Effective Date of this agreement.

IN WITNESS WHEREOF,

NUTRIBAND INC	EDGEMARK INNOVATION INC.
Nov 9, 2017	Nov 9, 2017